Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Eltek Ltd.’s statements included under Item 16F of its Form 20-F dated March 23, 2022 and we agree with such statements contained therein with regard to our firm, except that we are not in a position to agree or disagree with the other statements of the registrant included in Item 16F.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 23, 2022